EXHIBIT 10.4

STAY BONUS AGREEMENT

This Agreement is made as of August 27, 2019 by and between Nuvera Communications, Inc. (the “Company”) and Barbara Bornhoft (the “Executive”).

WHEREAS, Executive is currently employed by the Company as its Chief Operating Officer pursuant to the terms of that certain Employment Agreement dated as of July 2006, as amended March 2012 (the “Employment Agreement”); and

WHEREAS, the Company and Bill Otis, currently serving as the Chief Executive Officer (“CEO”) of the Company, have announced a succession plan with respect to Mr. Otis’ employment whereby the Company will conduct a search and appoint a new CEO (the “Successor CEO”); and

WHEREAS, the Company desires that the Successor CEO benefit from the knowledge, experience and expertise of Executive for a period of 12 months (the “Transition Period”) following the first day of the Successor CEO’s employment (the “Transition Date”); and

WHEREAS, the Company wishes to retain Executive’s services through the Transition Period; and

WHEREAS, the purpose of this Agreement is to provide an incentive to Executive to remain with the Company and to use Executive’s best efforts to assist the Successor CEO in a successful transition into the leadership role in the Company through and after the Transition Period;

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, the parties agree as follows:

1.                  Transition Period Employment.  During the period prior to the Transition Date and for the Transition Period, Executive shall continue to perform the job duties and responsibilities of Executive’s position with the Company under the current terms of the Employment Agreement with Company and the Company’s policies and procedures as directed by the CEO and the Board.  Nothing herein changes the terms of employment or the Employment Agreement.  Executive agrees to perform additional job duties and responsibilities as are assigned to Executive to assist in the transition by the Successor CEO during the Transition Period. Executive also agrees that the Successor CEO may in good faith reassign or reduce the duties and responsibilities of Executive during the Transition Period as the Successor CEO may determine, subject to any rights of the Executive under the Employment Agreement.

2.                  Stay Bonus.  Subject to the terms and conditions hereof and conditioned upon the appointment of a Successor CEO, if Executive continues to be employed by Company for the Transition Period, Executive will be paid a total bonus of One Hundred Thousand and no/100 Dollars ($100,000.00) (the “Stay Bonus”), reduced by applicable withholdings for taxes and other legally required items. The Stay Bonus will be paid on the next regular payroll date following the last day of the Transition Period. This Stay Bonus will be in addition to, and not in lieu of, any other payment of regular base salary or incentives under the Employment Agreement or any other plan or program of the Company.

3.                  Separation During Transition Period.  If during the Transition Period, Executive’s employment with the Company is terminated for any reason, including death, disability, with or without Cause, or with or without Good Reason, then Executive shall forfeit any right to payment of the Stay Bonus and thereafter, this Agreement shall terminate and be of no further force and effect.

4.                  Nondisparagement.  Executive agrees not to do anything that would damage the Company’s business reputation or goodwill, and will refrain from making any negative, critical or disparaging statements, express or implied, concerning the Company or its officers or directors.

5.                  Conflicts.  Executive may serve on the boards of other business enterprises so long as these activities do not interfere with the performance of Executive’s duties and responsibilities hereunder or pose a conflict with the business of the Company.  If there is an issue whether any activities could interfere with the performance of Executive’s duties and responsibilities hereunder or pose a conflict with the business of the Company, the Executive may serve only if approved in advance by the Board.

6.                  Taxes.  The Company will deduct or withhold from the Stay Bonus all federal, state and local taxes that the Company is required by law to withhold or deduct. Notwithstanding the foregoing, in no event will the Company be liable for any additional tax, interest, or penalties that may be imposed on Executive other than the Company’s withholding obligations.

7.                  Assignment.  Company may in its sole discretion assign this Agreement to any entity or individual which succeeds to some or all of the business of Company through merger, consolidation, a sale of some or all of the assets of Company, or any similar transaction and assignment shall not be deemed a termination of Executive’s employment with the Company for purposes of this Agreement. Executive acknowledges that the services to be rendered by Executive to Company are unique and personal, and that Executive therefore may not assign any of Executive’s rights or obligations under this Agreement to anyone.

8.                  Successors; Survival.  Subject to Section 7 (Assignment), the provisions of this Agreement shall be binding on the parties hereto, on any successor of Company or Company, and on Executive’s heirs or any personal representative of Executive or Executive’s estate. The provisions of Sections 4 (Nondisparagement) and 5 (Conflicts) of this Agreement shall survive the termination of this Agreement.

9.                  Merger Clause.  This Agreement and the Executive’s Employment Agreement, as amended, constitutes the final written expression of all terms of the agreement among the parties relating to the subject matter of this Agreement, and supersedes all prior agreements, understandings or arrangements between them relating to the subject matter hereof.

10.              Amendment.  This Agreement may be amended only in writing, signed by all parties hereto. This Agreement is intended to be exempt from the requirements of Code § 409A and Treasury regulations promulgated thereunder as a short-term deferral, and the parties will interpret the Agreement accordingly. Notwithstanding the foregoing, the Board reserves the right, without the consent of Executive, to amend the Agreement to comply with Code §409A and regulations promulgated thereunder, preserving to the greatest extent possible, the economic benefits provided under the Agreement to Executive.

11.              Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota.

IN WITNESS HEREOF, the parties have executed this Agreement effective as of the date set forth above.

EXECUTIVE:	NUVERA COMMUNICATIONS, INC.

/s/Barbara Bornhoft	By	/s/Perry Meyer
Barbara Bornhoft	Its	Chairman

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